EXHIBIT 33.1

REPORT ON ASSESSMENT OF COMPLIANCE WITH SERVICING CRITERIA
FOR ASSET-BACKED SECURITIES

Entergy Louisiana, LLC (the “Servicer”), as a party participating in the servicing function under Item 1122 of Regulation AB, hereby reports on its assessment of compliance with the servicing criteria specified in paragraph (d) of Item 1122 of Regulation AB, as follows:

(1) The Servicer is responsible for assessing compliance with the servicing criteria applicable to it. The servicing criteria specified in the following paragraphs of paragraph (d) of Item 1122 of Regulation AB are not applicable to the Servicer based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Servicer and that are backed by the same asset type backing the Senior Secured Storm Recovery Bonds: (1)(ii) (outsourcing), (1)(iii) (back-up servicing), (1)(iv) (fidelity bond), 2(iii) (advances or guarantees), (2)(vi) (unissued checks), (4)(iii) (additions, removals or substitutions), (4)(v) (records regarding pool assets), (4)(ix) (adjustments to interest rates), (4)(x) (funds held in trust for an obligor), (4)(xi) (payments on behalf of obligors), (4)(xii) (late payment penalties), (4)(xiii) (obligor disbursements), and (4)(xv) (external credit enhancement);

(2) The Servicer used the criteria in paragraph (d) of Item 1122 of Regulation AB to assess compliance with the applicable servicing criteria;

(3) The Servicer has determined that it is in compliance with the applicable servicing criteria as of and for the year ending December 31, 2018, which is the period covered by this report on Form 10-K; and

(4) Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report on the Servicer's assessment of compliance with the applicable servicing criteria as of and for the year ended December 31, 2018, which is the period covered by this report on Form 10-K.

Date: March 28, 2019

Entergy Louisiana, LLC as servicer

By:/s/ Steven C. McNeal
Name: Steven C. McNeal
Title:  Vice President and Treasurer